Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

Exhibit 99.1

Date:	January 19, 2005

For Release:	Immediate

Contact:	Morgan Stewart (Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated it expects fourth quarter as-reported earnings to be approximately $0.67 per share. Fourth quarter operational earnings are expected to be approximately $0.49 per share.

Fourth quarter 2004 as-reported earnings are expected to be significantly higher compared to fourth quarter 2003, when Entergy reported a loss of $(0.17) per share. The expected increase is due primarily to the absence of charges that were recorded in fourth quarter 2003 and special items recorded in the current quarter as described below:

    charges of $(0.52) per share in connection with a voluntary severance program were recorded in fourth quarter 2003 for Utility, Parent and Other and Entergy Nuclear;
    after-tax gain associated with monetizing a portion of Entergy's position in its non-nuclear wholesale assets business will be recorded in fourth quarter 2004;
    an impairment will be recorded in fourth quarter 2004 in connection with the Warren Power plant at Entergy's non-nuclear wholesale assets business; and
    a loss will be recorded in fourth quarter 2004 to reflect Entergy's share of operating losses incurred at Entergy-Koch, LP (EKLP) prior to the sales of Entergy-Koch Trading and Gulf South Pipeline.

The last three items above are expected to total approximately $0.18 per share and are special items recorded in as-reported earnings for fourth quarter 2004. These items account for the difference between as-reported results and operational results for the quarter. Fourth quarter 2003 as-reported earnings similarly included $(0.55) per share in special items, reflecting the $(0.52) charge relating to Entergy's voluntary severance program noted above, and a $(0.03) per share charge relating to Statement of Financial Accounting Standards 143 implementation.

Fourth quarter 2004 operational earnings are expected to be higher than operational earnings of $0.38 per share reported in fourth quarter 2003. The quarter over quarter increase is comprised primarily of:

    improved results at Utility, Parent and Other due to the impact of sales growth and normal weather in fourth quarter 2004 compared to milder than normal temperatures one year ago;
    slightly lower results at Entergy Nuclear due to lower generation levels resulting from two planned refueling outages completed during fourth quarter 2004 compared to none in fourth quarter 2003; and
    improved results at Entergy's non-nuclear wholesale assets business.

The overall increase in operational earnings will be partially offset by the absence of operational earnings from EKLP in the current period, compared to a total contribution, including disproportionate income sharing, of $0.08 per share in fourth quarter 2003. This is consistent with the company's decision to treat EKLP's earnings contribution as a special item given the previously announced, and now completed, sales of Entergy-Koch Trading and Gulf South Pipeline.

Entergy affirmed its previously issued as-reported and operational earnings guidance for full year 2005 in the range of $4.60 to $4.85 per share. In addition, Entergy affirmed that it continues to expect its share of the proceeds from the sales of Entergy-Koch Trading and Gulf South Pipeline to exceed $1 billion. The company also indicated that it expects to record an after-tax gain of approximately $60 million on these sales transactions in 2006, and such gain will be recorded as a special item in Entergy's financial results at that time.

A teleconference will be held on January 31, 2005 at 10:00 a.m. CST to discuss Entergy's fourth quarter 2004 earnings announcement, and may be accessed by calling Premiere Conferencing at (719) 457-2661 no more than 15 minutes prior to the start of the call. The confirmation number is 892012. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in

Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.